Exhibit 99

[Alcoa logo]

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
William F. Oplinger	Kevin G. Lowery
(212) 836-2674	(412) 553-1424
Mobile (724) 422-7844

Alcoa Announces Highest Quarterly Income

and Revenue in Company’s History

Second Quarter 2005 Highlights:

•	Income from continuing operations of $473 million, or $0.54 per diluted share, up 73 percent from the first quarter;

•	Strongest revenues in Alcoa’s history at $6.8 billion, a 13 percent increase from last year and up 8 percent from the previous quarter;

•	Record high profits in the alumina business; and

•	All six segments showed third party top-line growth vs. year ago and sequential comparisons.

NEW YORK—July 7, 2005 — Alcoa (NYSE:AA) announced today the highest quarterly income and revenue in the company’s history. Second quarter income from continuing operations was $473 million, or $0.54 per diluted share, up from $0.31 in the first quarter of 2005 and $0.46 in the second quarter of 2004.

Net income for the quarter was $460 million, or $0.52, up 77 percent over the first quarter’s $260 million, or $0.30, and up 14 percent over the $404 million, or $0.46, of the second quarter of 2004.

Both net income and income from continuing operations include the effects of the following previously announced second quarter events:

•	the sale of the company’s shares of Elkem, a Norwegian metals company, for a $219 million after-tax profit;

•	the finalization of certain tax reviews and audits resulting in a benefit of $120 million;

•	charges for restructurings, primarily for employee severance costs and asset impairments including the closure of Hamburger Aluminium-Werk in Germany, of $230 million after taxes as part of a plan to streamline operations;

•	losses during the integration of the new Russian facilities of $29 million after taxes; and

•	an increase in the environmental reserve of $14 million after taxes, primarily related to a closed facility in East St. Louis, Ill.

In total, these items net to a positive benefit of $0.08 per share in the quarter.

“We achieved the highest quarterly income and revenues in Alcoa history,” said Alain Belda, Alcoa Chairman and CEO. “We delivered strong results and took necessary steps to restructure, control costs, and lay the framework for solid performance over the long term.”

Results Overview

Revenues for the quarter were $6.8 billion, an increase of 13 percent year-over-year and 8 percent on a sequential quarter basis, and the highest quarterly sales in the company’s history. Revenues were driven by higher volumes and the company’s acquisition of fabricating facilities in Russia. A record performance by the alumina business, a better mix of value-added fabricated products, coupled with stronger pricing and demand in the aerospace, commercial vehicle and building markets drove revenues higher, offsetting lower realized prices in the primary metals business. All of the company’s six major business segments achieved third-party revenue growth versus year ago and sequential quarter comparisons.

The company continues to drive its savings program to offset the pressure of higher input prices and energy costs. In the second quarter, the company announced the second stage of its 2005 restructuring plan, which will result in the elimination of approximately 8100 positions and $195 million from its cost base when fully implemented. The restructuring is driven by a new global business structure that is designed to optimize operations and better serve customers globally.

“We’re working to offset cost increases and deliver solid results,” said Belda. “Our restructuring program will help further position the company to eliminate costs and place us in a stronger position to deliver for our customers throughout the world.”

The company had approximately $60 million of cost increases in the quarter across items such as energy, resins and other raw materials, which offset cost reduction efforts in the quarter.

The company’s trailing 12 month return on capital at the end of the second quarter 2005 was 8.3 percent, versus 7.8 percent in the previous quarter.

Strategic Acquisitions and Divestitures

The integration of the recently acquired Samara and Belaya Kalitva plants in Russia resulted in losses for the quarter of approximately $29 million after taxes due to integration costs, general market softness, especially in Europe, and the costs of initiatives to shift to higher value-added products. The company expects second half losses for the plants to be approximately $40 to $50 million after taxes.

Alcoa tendered its 46.5 percent stake in Elkem ASA for $869 million in cash, and recorded a $219 million gain after taxes on the transaction in the quarter. Alcoa continues to hold a 50 percent stake in two Norwegian aluminum smelters in Norway with combined capacity of 282,000 metric tons per year.

In the quarter the company purchased the 40 percent interest in the Alcoa (Shanghai) Aluminum Products Ltd. joint venture currently owned by its partner Shanghai Light Industrial Equipment (Group) Company, Ltd. Alcoa (Shanghai) Aluminum Products Ltd. will now be a wholly owned foreign enterprise and will continue to sell foil products to customers throughout Asia.

Balance Sheet and Growth Projects

In the quarter, capital expenditures were $487 million as the company invested in its growth projects in Western Australia, Iceland, and Brazil. Full year capital spending is estimated to be approximately $2.2 billion, with more than half dedicated to growth projects.

Progress continued during the quarter on construction of the new Alcoa Fjardaal aluminum smelter in Iceland set for production in 2007 as well as the expansion of the Alumar smelter in Brazil by 63,000 mtpy, which is expected to start production in the third quarter. The company continues negotiations with the government of the Republic of Ghana to re-start the Valco smelter.

The company also continued work on the efficiency upgrade at its Pinjarra alumina refinery in Australia, which is expected to increase production there by 600,000 mtpy by the end of 2005. The company began an expansion of the Jamalco alumina refinery in Clarendon, Jamaica as the first phase of a possible 1.5 million mtpy capacity expansion there. The first phase of expansion, an additional 150,000 mtpy, is expected to be completed by the end of 2006.

The company also began work to expand its global aerospace heat-treated sheet and plate production by approximately 50 percent over the next 18 months in response to orders from its aerospace customers, such as the nearly $2 billion high-performance sheet and plate supply agreement it signed with Airbus.

Cash from operations in the quarter was $384 million. Debt to capital stood at 32.2 percent at the end of the second quarter, a 110 basis point improvement from first quarter of 2005.

Segment and Other Results

Segment Changes

All comparisons are on a sequential quarter basis and after tax operating income (ATOI), unless noted.

Alumina - ATOI for the segment was at an all-time high of $182 million, up $21 million or 13 percent. Stronger pricing of third party shipments and increased internal demand for smelter restarts drove the increase in profitability. Alumina production for the quarter was 3,637 thousand metric tons (“kmt”), compared to 3,583 kmt in the first quarter of 2005.

Primary Metals - Segment profitability decreased $38 million or 17 percent, primarily because of lower realized metal prices and higher energy costs. Primary metal production for the quarter rose 48 kmt to 899 kmt, as re-starts in North America were completed. Realized metal prices declined by $65 a ton or 3% in the quarter to $1,977 a ton. The company purchased roughly 163 kmt of primary metal for internal use as part of its strategy to sell value-added products.

Flat Rolled Products – ATOI for the segment was $70 million. Excluding the impact of the new Russian facilities ($21 million loss), segment profitability increased to $91 million. Continued improved performance was driven by favorable pricing and mix in both North America and Europe as shipments of aerospace and other high value products rose.

Extruded and End Products – Higher shipments and revenue across many businesses within the segment doubled ATOI in the quarter to $20 million, overcoming a $6 million loss associated with the Russian assets. Seasonal improvements at Alcoa Home Exteriors also contributed to the results.

Engineered Solutions – ATOI for the segment was $60 million, relatively unchanged from the first quarter. Continued strong performance from key businesses serving the aerospace market, Howmet and Alcoa Fastening Systems, helped to partially offset declines at Alcoa Fujikura Automotive caused by weaker pricing and higher input costs.

Packaging and Consumer - Segment ATOI increased sharply to $47 million driven by seasonal demand increases in the consumer products and closure businesses. Compared to the year ago quarter, revenue in the segment grew by 9% largely based on raw material pricing pass through. However, all raw material increases could not be passed on to customers, leading to lower segment profitability.

ATOI to Net Income Reconciliation

The largest variances in reconciling items were in the “restructuring and other charges” and “other” line items. “Restructuring and Other Charges” records the after-tax impact of the previously announced restructuring charges. Included in the “other” line item is the gain on the sale of the Elkem shares and the tax benefit from the finalization of certain tax reviews.

Income from Discontinued Operations is comprised of operating losses and anticipated losses upon the sale of the discontinued operations.

Quarterly Conference Call

Alcoa will hold its quarterly conference call at 5:00 PM Eastern Time on July 7th to present the quarter’s results. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under “Invest.”

About Alcoa

Alcoa is the world’s leading producer and manager of primary aluminum, fabricated aluminum and alumina facilities, and is active in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components, Alcoa also markets consumer brands including Reynolds Wrap(R) foils and plastic wraps, Alcoa(R) wheels, and Baco(R) household wraps. Among its other businesses are vinyl siding, closures, fastening systems, precision castings, and electrical distribution systems for cars and trucks. The company has 131,000 employees in

43 countries and has been a member of the Dow Jones Industrial Average for 45 years and the Dow Jones Sustainability Indexes since 2001. More information can be found at www.alcoa.com

Forward Looking Statements

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or aluminum industry conditions generally, including global supply and demand conditions and prices for primary aluminum, alumina and other products; (b) material adverse changes in the markets served by Alcoa, including the transportation, building, construction, distribution, packaging, industrial gas turbine and other markets; (c) Alcoa’s inability to achieve the level of cost savings, productivity improvements or earnings growth anticipated by management, whether due to significant increases in energy, raw materials or employee benefits costs, labor disputes or other factors; (d) Alcoa’s inability to realize the full extent of the expected savings or benefits from its restructuring activities, to complete such activities in accordance with its planned timetable, or to assure that subsequent refinements in its plans or business developments do not result in additional charges; (e) Alcoa’s inability to complete its expansion projects and investment activities outside the U.S. as planned and by targeted completion dates, or to assure that the anticipated integration costs at its recently acquired Russian facilities will not exceed its estimates; (f) unfavorable changes in laws, governmental regulations or policies, currency exchange rates or competitive factors in the countries in which Alcoa operates; (g) significant legal proceedings or investigations adverse to Alcoa, including environmental, product liability, safety and health and other claims; and (h) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2004, Form 10-Q for the quarter ended March 31, 2005 and other reports filed with the Securities and Exchange Commission.

Alcoa and subsidiaries

Condensed Statement of Consolidated Income (unaudited)

(in millions, except per-share, share, and metric ton amounts)

	Quarter ended
	June 30 2004	March 31 2005	June 30 2005
Sales	$5,971	$6,289	$6,763

Cost of goods sold	4,699	4,981	5,456
Selling, general administrative, and other expenses	309	333	357
Research and development expenses	42	46	47
Provision for depreciation, depletion, and amortization	297	317	318
Restructuring and other charges	5	45	261
Interest expense	70	78	87
Other income, net	(125)	(36)	(347)

Total costs and expenses	5,297	5,764	6,179

Income from continuing operations before taxes on income	674	525	584
Provision for taxes on income	195	192	51

Income from continuing operations before minority interests’ share	479	333	533
Less: Minority interests’ share	74	60	60

Income from continuing operations	405	273	473

Loss from discontinued operations	(1)	(13)	(13)

NET INCOME	$404	$260	$460

Earnings (loss) per common share:
Basic:
Income from continuing operations	$.46	$.31	$.54
Loss from discontinued operations	—	(.01)	(.01)

Net income	$.46	$.30	$.53

Diluted:
Income from continuing operations	$.46	$.31	$.54
Loss from discontinued operations	—	(.01)	(.02)

Net income	$.46	$.30	$.52

Average number of shares used to compute:
Basic earnings per common share	869,550,013	871,534,867	872,149,447
Diluted earnings per common share	877,363,719	878,883,569	877,950,254

Shipments of aluminum products (metric tons)	1,298,000	1,290,000	1,401,000

Alcoa and subsidiaries

Condensed Statement of Consolidated Income (unaudited)

(in millions, except per-share, share and metric ton amounts)

	Six months ended
	June 30 2004	June 30 2005
Sales	$11,559	$13,052

Cost of goods sold	9,042	10,437
Selling, general administrative, and other expenses	642	690
Research and development expenses	86	93
Provision for depreciation, depletion, and amortization	596	635
Restructuring and other charges	(26)	306
Interest expense	133	165
Other income, net	(147)	(383)

Total costs and expenses	10,326	11,943

Income from continuing operations before taxes on income	1,233	1,109
Provision for taxes on income	350	243

Income from continuing operations before minority interests’ share	883	866
Less: Minority interests’ share	125	120

Income from continuing operations	758	746

Income (loss) from discontinued operations	1	(26)

NET INCOME	$759	$720

Earnings (loss) per common share:
Basic:
Income from continuing operations	$.87	$.86
Loss from discontinued operations	—	(.03)

Net income	$.87	$.83

Diluted:
Income from continuing operations	$.87	$.85
Loss from discontinued operations	—	(.03)

Net income	$.87	$.82

Average number of shares used to compute:
Basic earnings per common share	869,493,460	871,817,999
Diluted earnings per common share	877,777,205	878,211,268

Common stock outstanding at the end of the period	869,762,072	872,246,965

Shipments of aluminum products (metric tons)	2,579,000	2,691,000

Alcoa and subsidiaries

Condensed Consolidated Balance Sheet (unaudited)

(in millions)

	December 31 2004	March 31 2005	June 30 2005
ASSETS
Current assets:
Cash and cash equivalents	$457	$497	$457
Receivables from customers, less allowances:
$87 in 2004, $81 in 1Q2005, and $79 in 2Q2005	2,738	3,159	3,245
Other receivables	261	263	291
Inventories	2,968	3,370	3,467
Deferred income taxes	279	191	273
Prepaid expenses and other current assets	790	944	765

Total current assets	7,493	8,424	8,498

Properties, plants and equipment, at cost	25,865	26,080	26,379
Less: accumulated depreciation, depletion, and amortization	13,273	13,345	13,597

Net properties, plants and equipment	12,592	12,735	12,782

Goodwill	6,541	6,574	6,494
Investments	2,066	1,897	1,183
Other assets	3,707	3,975	4,186
Assets held for sale	210	109	57

Total assets	$32,609	$33,714	$33,200

LIABILITIES
Current liabilities:
Short-term borrowings	$267	$330	$257
Commercial paper	630	1,632	1,105
Accounts payable, trade	2,226	2,428	2,350
Accrued compensation and retirement costs	1,021	946	1,013
Taxes, including taxes on income	1,019	1,029	994
Other current liabilities	1,078	1,038	1,052
Long-term debt due within one year	57	47	48

Total current liabilities	6,298	7,450	6,819

Long-term debt, less amount due within one year	5,346	5,267	5,514
Accrued pension benefits	1,513	1,546	1,559
Accrued postretirement benefits	2,150	2,141	2,128
Other noncurrent liabilities and deferred credits	1,727	1,792	1,694
Deferred income taxes	790	886	910
Liabilities of operations held for sale	69	60	13

Total liabilities	17,893	19,142	18,637

MINORITY INTERESTS	1,416	1,169	1,207

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred stock	55	55	55
Common stock	925	925	925
Additional capital	5,775	5,762	5,749
Retained earnings	8,636	8,765	9,093
Treasury stock, at cost	(1,926)	(1,887)	(1,879)
Accumulated other comprehensive loss	(165)	(217)	(587)

Total shareholders’ equity	13,300	13,403	13,356

Total liabilities and equity	$32,609	$33,714	$33,200

Alcoa and subsidiaries

Condensed Statement of Consolidated Cash Flows (unaudited)

(in millions)

	Six months ended June 30
	2004	2005
CASH FROM OPERATIONS
Net income	$759	$720
Adjustments to reconcile net income to cash from operations:
Depreciation, depletion, and amortization	600	637
Change in deferred income taxes	(58)	(102)
Noncash restructuring and other charges	(26)	306
Net gain on early retirement of debt and interest rate swap settlements	(58)	—
Gains from investing activities – sale of assets	(8)	(342)
Minority interests	125	120
Other	(16)	40
Changes in assets and liabilities, excluding effects of acquisitions and divestitures:
Increase in receivables	(420)	(659)
Increase in inventories	(334)	(471)
Increase in accounts payable and accrued expenses	172	86
Cash paid on early retirement of debt and interest rate swap settlements	(52)	—
Cash paid on long-term aluminum supply contract	—	(93)
Net change in noncurrent assets and liabilities	(108)	(58)
Net change in net assets held for sale	(38)	—
Other	21	(13)

CASH PROVIDED FROM CONTINUING OPERATIONS	559	171
CASH PROVIDED FROM (USED FOR) DISCONTINUED OPERATIONS	3	(26)

CASH FROM OPERATIONS	562	145

FINANCING ACTIVITIES
Dividends paid to shareholders	(261)	(262)
Dividends paid to minority interests	(79)	(72)
Net change in commercial paper	1,080	475
Additions to long-term debt	88	200
Payments on long-term debt	(1,379)	(48)
Other	(12)	8

CASH (USED FOR) PROVIDED FROM FINANCING ACTIVITIES	(563)	301

INVESTING ACTIVITIES
Capital expenditures	(414)	(834)
Acquisition of AFL minority interest	—	(176)
Acquisitions, net of cash acquired	—	(257)
Proceeds from the sale of assets	355	—
Sale of investments	—	1,077
Change in short-term investments and restricted cash	5	(228)
Other	(53)	(19)

CASH USED FOR INVESTING ACTIVITIES	(107)	(437)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(2)	(9)

Net change in cash and cash equivalents	(110)	—
Cash and cash equivalents at beginning of year	576	457

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$466	$457

Alcoa and subsidiaries

Segment Information (unaudited) *

(in millions, except metric ton amounts and realized prices)

	1Q04	2Q04	3Q04	4Q04	2004	1Q05	2Q05
Consolidated Third-Party Revenues:
Alumina	$463	$486	$490	$536	$1,975	$505	$533
Primary Metals	878	959	930	1,039	3,806	1,089	1,124
Flat-Rolled Products	1,450	1,490	1,520	1,502	5,962	1,655	1,763
Extruded and End Products	943	1,027	1,028	976	3,974	1,037	1,153
Engineered Solutions	1,149	1,189	1,106	1,159	4,603	1,241	1,286
Packaging and Consumer	721	821	797	827	3,166	771	892

Total (1)	$5,604	$5,972	$5,871	$6,039	$23,486	$6,298	$6,751

	1Q04	2Q04	3Q04	4Q04	2004	1Q05	2Q05
Consolidated Intersegment Revenues:
Alumina	$338	$349	$341	$390	$1,418	$393	$439
Primary Metals	1,038	1,129	1,039	1,129	4,335	1,303	1,215
Flat-Rolled Products	23	23	25	18	89	34	36
Extruded and End Products	15	12	14	13	54	14	19
Engineered Solutions	—	—	—	—	—	—	—
Packaging and Consumer	—	—	—	—	—	—	—

Total	$1,414	$1,513	$1,419	$1,550	$5,896	$1,744	$1,709

	1Q04	2Q04	3Q04	4Q04	2004	1Q05	2Q05
Consolidated Third-Party Shipments (Kmt):
Alumina (2)	1,838	1,981	2,030	2,213	8,062	1,923	1,951
Primary Metals	469	472	459	482	1,882	487	520
Flat-Rolled Products	515	517	521	493	2,046	509	560
Extruded and End Products	225	235	225	210	895	221	237
Engineered Solutions	34	33	31	35	133	39	38
Packaging and Consumer	38	41	39	46	164	34	46

Total Aluminum	1,281	1,298	1,275	1,266	5,120	1,290	1,401

Alcoa’s average realized price-Primary (mt)	$1,783	$1,867	$1,869	$1,942	$1,867	$2,042	$1,977

	1Q04	2Q04	3Q04	4Q04	2004	1Q05	2Q05
After-Tax Operating Income (ATOI):
Alumina	$127	$159	$169	$177	$632	$161	$182
Primary Metals	192	230	188	198	808	225	187
Flat-Rolled Products	66	59	62	59	246	75	70
Extruded and End Products (3)	17	30	28	(2)	73	10	20
Engineered Solutions	62	69	39	41	211	59	60
Packaging and Consumer	35	54	41	38	168	22	47

Total	$499	$601	$527	$511	$2,138	$552	$566

	1Q04	2Q04	3Q04	4Q04	2004	1Q05	2Q05
Reconciliation of ATOI to consolidated net income:
Total ATOI	$499	$601	$527	$511	$2,138	$552	$566
Impact of intersegment profit adjustments	23	8	3	18	52	17	(16)
Unallocated amounts (net of tax):
Interest income	7	5	8	6	26	7	9
Interest expense	(41)	(45)	(44)	(46)	(176)	(51)	(56)
Minority interests	(51)	(74)	(72)	(48)	(245)	(60)	(60)
Corporate expense	(74)	(63)	(68)	(78)	(283)	(69)	(73)
Restructuring and other charges	31	(4)	(3)	(1)	23	(30)	(172)
Discontinued operations	2	(1)	(16)	(77)	(92)	(13)	(13)
Other (3)	(41)	(23)	(52)	(17)	(133)	(93)	275

Consolidated net income	$355	$404	$283	$268	$1,310	$260	$460

*	Segment information for all prior periods has been restated to reflect the change in segments due to a global realignment within the company, effective January 2005.
(1)	The difference between the segment total and consolidated third-party revenues is in Corporate.
(2)	Alumina third-party shipments have been restated to reflect total alumina shipments rather than only smelter-grade alumina shipments, as was previously disclosed.
(3)	The first quarter 2005 ATOI amount has been modified to correct a tax adjustment that should have been reflected in Corporate.